Exhibit 5.1

April 18, 2025 American Rebel Holdings, Inc. 5115 Maryland Way, Suite 303 Brentwood, Tennessee 37027

RE:	American Rebel Holdings, Inc.’s Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, American Rebel Holdings, Inc., a Nevada corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Registration Statement”), for a proposed offering of: (a) (i) 468,650 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”); (ii) 724,640 shares of Common Stock underlying Series A Warrants, with an exercise price of $2.95 per share (the “Series A Warrants”); (iii) 2,173,920 shares of Common Stock underlying Series B Warrants, with an exercise price of $2.95 per share (the “Series B Warrants”); (iv) 255,990 shares of Common Stock underlying Pre-Funded Warrants, with an exercise price of $0.001 per share (the “Pre-Funded Warrants”), pursuant to that certain securities purchase agreement dated as of April 4, 2025 between the Company and several institutional investors (the “Purchase Agreement,” together with the Warrants (as hereinafter defined), the “Transaction Documents”); and (v) up to 54,348 shares of Common Stock that are issuable upon the exercise of certain private placement warrants (the “Placement Agent Warrants,” together with the Series A Warrants, Series B Warrants and Pre-Funded Warrants, the “Warrants”) issued to designees of H.C. Wainwright & Co., LLC, the Company’s placement agent (the “Placement Agent”), pursuant to an engagement letter in connection with the Purchase Agreement and the offering contemplated thereunder; and (b) (i) 2,545 shares of Common Stock (together with the 468,650 shares of Common Stock, the “Shares”); (ii) 237,143 shares of Common Stock (the “Note Shares”) issuable upon conversion of OID notes dated November 11, 2024 and December 13, 2024 (the OID notes, the “Notes”); and (iii) 843,080 shares of Common Stock (the “Series D Shares”) issuable upon conversion of the Company’s Series D Convertible Preferred Stock, $0.001 par value per share (“Series D Preferred Stock”), pursuant to certain piggy-back registration rights agreements. The shares of Common Stock underlying the Warrants are collectively referred to herein as the “Warrant Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof; (b) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares, and related matters; (c) the Registration Statement and all exhibits thereto, (d) the Transaction Documents; and (e) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	the Shares are validly issued, fully paid and non-assessable;

(ii)	the Warrant Shares have been duly authorized by the Company, and when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable;

(iii)

the Note Shares have been duly authorized by the Company, and when issued and delivered by the Company upon the conversion of the Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and

(iv)

the Series D Shares have been duly authorized by the Company, and when issued upon the conversion of the Series D Preferred Stock pursuant to the terms and conditions of the Company’s Certificate of Designation of Series D Preferred Stock and Second Amended and Restated Articles of Incorporation, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Nevada and the State of New York. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP